Exhibit 99.1

HF Financial Corp. Earns $0.26 for the 4th Quarter and $0.74 for FY 2012

Fourth Quarter Reflects Recovery of Earlier Provisions, Reports Strong Capital

Declares Regular Quarterly Dividend of $0.1125 per Share

Stephen M. Bianchi Appointed President and Chief Executive Officer

SIOUX FALLS, SD, July 30, 2012 – HF Financial Corp. (Nasdaq: HFFC) today reported it earned $1.8 million, or $0.26 per diluted share for the fourth fiscal quarter ended June 30, 2012, compared to a loss of $2.0 million, or ($0.29) per diluted share for the prior year’s fourth fiscal quarter. Loan loss recoveries more than offset the costs for branch office consolidations in the fourth quarter.  For fiscal 2012, HF Financial’s earnings increased to $5.2 million, or $0.74 per diluted share compared to $679,000, or $0.10 per diluted share earned in fiscal 2011.

Credit quality continued to improve with nonperforming assets declining 27% in the quarter and 52% year-over-year.  Nonperforming assets were down to $17.8 million or 1.49% of assets at June 30, 2012, from 2.05% at the end of the preceding quarter and from 3.12% for the fourth quarter a year ago.  Capital ratios continued to remain well above minimum regulatory requirements as a result of continued profitability and the addition of lower risk assets.

“We have aggressively worked to resolve nonperforming assets,” said Stephen Bianchi, President and Chief Executive Officer.  “During the fourth quarter, we resolved a large nonperforming agriculture relationship through auction of assets and partially recovered reserves established earlier in the year.  With the recovery exceeding charge-offs, we increased the balance of reserves and booked a negative provision of $1.1 million in our fiscal fourth quarter.  Operationally, in fiscal 2012 we successfully merged six branches into nearby branches, while substantially maintaining deposit accounts and balances.  The fourth quarter reflected some elevated expenses of $800,000 associated with buying out leases and the disposal of related fixed assets, but did not yet fully reflect the savings from personnel reductions.”

Fiscal Fourth Quarter and Fiscal 2012 Financial Highlights (at or for the period ended June 30, 2012, compared to March 31, 2012, and June 30, 2011.)

•                  Earnings for the fiscal fourth quarter were $0.26 per diluted share versus $0.17 per diluted share in the preceding quarter.  Fiscal year earnings were $5.2 million, or $0.74 per diluted share compared to $679,000, or $0.10 per diluted share earned the previous year.

•                  The net interest margin, expressed on a fully taxable equivalent basis (“NIM, TE”), was 3.07% for fiscal 2012 compared to 3.31% in fiscal 2011.  In the fourth fiscal quarter, it was 2.99% versus 2.84% for the previous quarter.

•                  Nonrecurring charges for the most recent quarter included elevated occupancy expenses related to the buyout of leases for four closed-branch offices of $571,000 and a $228,000 loss on disposal of the closed-branch fixed assets.  This completes the previously announced branch consolidation plans.

•                  The provision for loan losses was a net benefit of $1.1 million for the fourth fiscal quarter versus provisions of $264,000 the preceding quarter and $2.0 million one year earlier.  For fiscal 2012, net loan loss provisions totaled $1.8 million versus $8.6 million for fiscal 2011.  Loan recoveries help support a sound allowance for loan losses relative to total loans at 1.55% compared to 1.48% at the end of March 31, 2012.

•                  Nonperforming assets (“NPAs”) improved further, decreasing to $17.8 million, or 1.49% of total assets from $24.5 million, or 2.05%, of total assets at the end of the preceding quarter.  This is the fourth consecutive quarter in which nonperforming assets have trended down.

•                  Capital levels at June 30, 2012 continued to remain well above the regulatory “well-capitalized” minimum levels of 10.00%, 6.00% and 5.00%, respectively:

•      Total risk-based capital to risk weighted assets was 15.87% versus 15.16% at March 31, 2012.

•      Tier 1 capital to risk-weighted assets was 14.62% versus 13.92% at March 31, 2012.

•      Tier 1 capital to total adjusted assets was 9.66% versus 9.50% at March 31, 2012.

•                  The most recent dividend of $0.1125 per share represents the seventeenth consecutive quarter at this level and provides a 3.53% current yield at recent market prices.

•                  Tangible book value per share increased to $13.13 per share, compared to $12.92 per share at June 30, 2011.

Balance Sheet and Asset Quality Review

Total assets at June 30, 2012, remained relatively unchanged from the previous quarter at $1.2 billion.  Total loans decreased to $683.7 million from $711.0 million during the most recent quarter.  Agricultural loans represented 22.7% of the total loan portfolio and remained well diversified between livestock, grains, dairy and other commodities.  Commercial real estate lending activity remains solid in our local markets and accounted for 41.6% of our loan portfolio.  Commercial business loans continued to decline as a percent of total loans to 12.1% at June 30, 2012 versus 13.4% at June 30, 2011.  The remainder of the loan portfolio consisted of consumer loans representing 15.5% of total loans and residential loans equaling 8.1% of the portfolio.

“Our mortgage team responded to market opportunities and as a result, mortgage originations in fiscal 2012 were near a record for our company,” added Bianchi.  “The strong economic climate of our markets is providing business and agriculture lending opportunities for us to capture.  We have responded by hiring additional talented bankers to serve our customers and grow relationships, which we believe will translate into loan growth in fiscal 2013.”

Deposit balances increased slightly in the fourth quarter from the preceding quarter.  Total deposits were $893.9 million at June 30, 2012 versus $892.8 million at March 31, 2012.  “Despite consolidating four branches during the quarter, our deposit balances have increased.  Certificates of deposit declined $12.2 million from the previous quarter as we have been able to reduce our higher costing funding sources while maintaining customer relationships,” said Brent Olthoff, Chief Financial Officer and Treasurer.  “We are also focused on reducing our external borrowings.  FHLB advances are being repaid as they mature and are not being rolled into new term advances.”

Nonperforming assets decreased to $17.8 million at June 30, 2012, from $24.5 million the previous quarter.  Total NPAs were 1.49% of total assets at the end of the fiscal year, compared to 2.05% at March 31, 2012.  Approximately 58.8% of the NPAs are related to the dairy sector.  “We are carefully monitoring the agriculture sector, particularly with drought conditions in the Midwest.  Our farmers typically carry crop insurance, which supports cash flow for their operations,” said Bianchi.

The allowance for loan and lease losses at June 30, 2012, totaled $10.6 million, representing 1.55% of total loans outstanding, up from 1.48% the previous quarter.  Charge-offs in the quarter totaled $1.0 million while recoveries totaled $2.2 million. Combined with the decline in loan balances and continuing improvement in overall credit quality, $1.1 million of loan loss provision was reversed during the fourth fiscal quarter.

Tangible common shareholders’ equity increased to 7.78% of tangible assets at June 30, 2012 compared to 7.74% at March 31, 2012.  Tangible book value per common share was $13.13 at June 30, 2012.

Capital ratios continued to remain strong and the Bank remained well-capitalized with Tier 1 capital to risk-weighted assets of 14.62% at June 30, 2012, while its Tier 1 capital to adjusted total assets was 9.66%.  These regulatory ratios were much higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

For the quarter ended June 30, 2012, HF Financial’s earnings reflect net loan loss recoveries and resulting negative provision of $1.1 million, gains on the sale of loans of $780,000 and securities of $616,000, gains on the sale of foreclosed properties of $76,000 partially offset by a loss on the disposal of closed-branch fixed assets of $228,000, a provision for impairment of mortgage servicing rights of $558,000 and higher occupancy expense related to lease buyouts of $571,000.  Fiscal 2012 earnings reflect a reduction in the level of loan loss provisions and larger security gains relative to fiscal 2011, offset by lower net interest income before provisions and lower net servicing fee income.

Net interest income totaled $8.1 million for the fourth fiscal quarter 2012 compared to $7.7 million for the previous fiscal quarter, and $9.0 million in the year ago quarter.  The previous quarter reflected an interest reversal of $526,000 on a loan that became impaired, with partial interest recovery of $190,000 and total principal recovery occurring in the fourth quarter.  Relative to one year earlier, net interest income was lower largely due to the Company’s net loan portfolio decline. The net interest margin on a fully taxable equivalent basis was 2.99% for the fourth quarter and 3.07% for the fiscal year ended June 30, 2012.

Primarily because of gains on the sale of loans of $780,000 and securities of $616,000 and increased deposit fee income, partially offset by a provision for impairment of mortgage servicing rights of $558,000 and loss on disposal of close-branch fixed assets of $228,000, noninterest income was $3.1 million in the fiscal fourth quarter.  During the preceding quarter, noninterest income totaled $3.0 million.  Relative to fiscal 2011, total noninterest income was higher in fiscal 2012 due primarily to net gains on the sale of securities of $1.5 million versus a net loss on the sale of securities of $3.6 million in the prior year.  Noninterest income totaled $12.9 million in fiscal 2012 versus $8.9 million in fiscal 2011.

Noninterest, or operating, expenses increased to $9.6 million in the fourth fiscal quarter from $8.7 million in the preceding quarter, primarily reflecting higher occupancy expenses due to branch closings.  Total compensation and employee benefit expenses have not yet fully reflected the benefit of recent branch closures.  Relative to fiscal 2011, fiscal 2012 noninterest expenses were similar as lower compensation expenses were offset by higher professional fees.

These financial results are preliminary until the Form 10-K is filed in September 2012.

Quarterly Dividend Declared

The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the fourth fiscal quarter 2012.  The dividend is payable August 17, 2012 to stockholders of record August 10, 2012.

Appointment of President and Chief Executive Officer

The Company also reported that its board of directors had appointed Stephen M. Bianchi the president and chief executive officer of HF Financial Corp. and its operating subsidiary, Home Federal Bank, effective immediately. Bianchi had served as interim president and chief executive officer of both entities since October 2011.

“We are pleased to announce that, after an extensive search, we have chosen Steve to lead the company and the bank,” said Michael Vekich, who will continue as HF Financial’s Chairman of the Board and is one of its independent directors. “As interim CEO, Steve has led an initiative to consolidate underperforming branches, and has provided strong leadership to the bank which has resulted in improved operational performance. The Board is confident that Steve has the experience and the vision to lead the enterprise forward.”

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 28 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2011, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

                                                             Stephen Bianchi, President and Chief Executive Officer  (605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended			Fiscal Years Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011

Interest, dividend and loan fee income:
Loans and leases receivable	$9,770	$9,833	$11,528	$42,283	$48,557
Investment securities and interest-earning deposits	1,337	1,184	1,504	4,928	5,854
	11,107	11,017	13,032	47,211	54,411
Interest expense:
Deposits	1,536	1,664	2,252	7,228	9,572
Advances from Federal Home Loan Bank and other borrowings	1,511	1,608	1,758	6,335	7,505
	3,047	3,272	4,010	13,563	17,077
Net interest income	8,060	7,745	9,022	33,648	37,334

Provision for losses on loans and leases	(1,136)	264	2,032	1,770	8,616

Net interest income after provision for losses on loans and leases	9,196	7,481	6,990	31,878	28,718

Noninterest income:
Fees on deposits	1,487	1,360	1,556	6,015	6,154
Loan servicing income, net	(270)	8	351	603	1,576
Gain on sale of loans	780	671	371	2,664	2,845
Earnings on cash value of life insurance	171	168	168	683	667
Trust income	176	206	180	736	666
Gain on sale of securities, net	616	539	(4,225)	1,490	(3,602)
Loss on disposal of closed-branch fixed assets	(228)	(233)	—	(473)	—

Total other-than-temporary impairment losses	—	—	—	—	(399)
Portion of loss recognized in other comprehensive income	—	—	—	—	(150)
Net impairment losses recognized in earnings	—	—	—	—	(549)

Other	359	288	276	1,177	1,117
	3,091	3,007	(1,323)	12,895	8,874

Noninterest expense:
Compensation and employee benefits	4,946	4,910	5,344	20,478	21,823
Occupancy and equipment	1,643	1,076	1,140	4,912	4,602
FDIC insurance	252	261	251	1,048	1,473
Check and data processing expense	759	728	770	2,928	2,855
Professional fees	734	560	693	3,198	2,356
Marketing and community investment	368	323	180	1,455	1,270
Foreclosed real estate and other properties, net	(76)	137	42	146	208
Other	961	701	567	2,950	2,557
	9,587	8,696	8,987	37,115	37,144

Income (loss) before income taxes	2,700	1,792	(3,320)	7,658	448
Income tax expense (benefit)	903	580	(1,307)	2,493	(231)

Net income (loss)	$1,797	$1,212	$(2,013)	$5,165	$679

Basic earnings (loss) per common share:	$0.26	$0.17	$(0.29)	$0.74	$0.10
Diluted earnings (loss) per common share:	$0.26	$0.17	$(0.29)	$0.74	$0.10
Basic weighted average shares:	7,041,870	6,992,886	6,974,819	6,995,276	6,967,538
Diluted weighted average shares:	7,042,460	6,996,215	6,976,756	6,996,747	6,969,637
Outstanding shares (end of period):	7,042,296	7,038,537	6,974,272	7,042,296	6,974,272

Number of full-service offices	28	32	34

HF Financial Corp.

Consolidated Statements of Financial Condition

(Dollars in Thousands, except share data)

	June 30, 2012	June 30, 2011
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$50,334	$55,617
Securities available for sale	373,246	234,860
Correspondent bank stock	7,843	8,065
Loans held for sale	16,207	11,991

Loans and leases receivable	683,704	825,493
Allowance for loan and lease losses	(10,566)	(14,315)
Net loans and leases receivable	673,138	811,178

Accrued interest receivable	5,431	7,607
Office properties and equipment, net of accumulated depreciation	14,760	14,969
Foreclosed real estate and other properties	1,627	712
Cash value of life insurance	19,276	15,704
Servicing rights, net	11,932	12,952
Goodwill, net	4,366	4,366
Other assets	14,431	15,492
Total assets	$1,192,591	$1,193,513

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$893,859	$893,157
Advances from Federal Home Loan Bank and other borrowings	142,394	147,395
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	12,708	11,587
Accrued expenses and other liabilities	18,977	19,091
Total liabilities	1,095,775	1,099,067

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,125,751 and 9,057,727 shares issued at June 30, 2012 and June 30, 2011, respectively	91	91
Additional paid-in capital	45,673	45,116
Retained earnings, substantially restricted	83,571	81,554
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,622)	(1,418)
Less cost of treasury stock, 2,083,455 and 2,083,455 shares at June 30, 2012 and June 30, 2011, respectively	(30,897)	(30,897)
Total stockholders’ equity	96,816	94,446
Total liabilities and stockholders’ equity	$1,192,591	$1,193,513

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
Allowance for Loan and Lease Loss Activity	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Balance, beginning	$10,540	$13,495	$14,315	$9,575
Provision charged to income	(1,136)	2,032	1,770	8,616
Charge-offs	(1,040)	(1,398)	(8,461)	(4,216)
Recoveries	2,202	186	2,942	340
Balance, ending	$10,566	$14,315	$10,566	$14,315

Asset Quality	6/30/2012	3/31/2012	6/30/2011

Nonaccruing loans and leases	$16,075	$20,770	$30,844
Accruing loans and leases delinquent more than 90 days	107	1,136	5,643
Foreclosed assets	1,627	2,611	713
Total nonperforming assets	$17,809	$24,517	$37,200

General allowance for loan and lease losses	$8,447	$8,213	$7,677
Specific impaired loan valuation allowance	2,119	2,327	6,638
Total allowance for loans and lease losses	$10,566	$10,540	$14,315

Ratio of nonperforming assets to total assets at end of period (1)	1.49%	2.05%	3.12%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	2.37%	3.08%	4.42%
Ratio of net charge offs to average loans and leases for the year-to-date period (3)	0.71%	1.12%	0.45%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.55%	1.48%	1.73%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	65.29%	48.11%	39.23%

(1)         Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)   Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)   Percentages for the nine months ended March 31, 2012 have been annualized

Troubled Debt Restructuring Summary	6/30/2012	3/31/2012	6/30/2011

Nonaccruing troubled debt restructurings-non-compliant (1) (2)	$117	$4,758	$75
Nonaccruing troubled debt restructurings-compliant (1) (2)	11,213	10,295	10,856
Accruing troubled debt restructurings (3)	1,213	1,458	2,694
Total troubled debt restructurings	$12,543	$16,511	$13,625

(1)   Non-compliant and compliant in regards to the terms of the restructuring agreement.

(2)   Balances are included in nonaccruing loans as part of nonperforming loans.

(3)   None of the loans included are 90 days past due or greater and are not included in the nonperforming loans.

HF Financial Corp.

Selected Capital Composition Highlights

(Unaudited)

	6/30/2012	3/31/2012	6/30/2011

Common stockholder’s equity before OCI (1) to consolidated assets	8.29%	8.17%	8.08%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	0.22	0.22	0.14
Net unrealized losses on defined benefit plan	(0.11)	(0.05)	(0.05)
Net unrealized losses on derivatives and hedging activities	(0.25)	(0.23)	(0.21)
Goodwill to consolidated assets	(0.37)	(0.37)	(0.37)
Tangible common equity to tangible assets	7.78%	7.74%	7.59%

Tangible book value per common share (2)	$13.13	$13.10	$12.92

Tier I capital (to adjusted total assets) (3)	9.66%	9.50%	9.44%
Tier I capital (to risk weighted assets) (3)	14.62%	13.92%	12.43%
Total risk-based capital (to risk-weighted assets) (3)	15.87%	15.16%	13.28%

(1)   Accumulated other comprehensive income (loss).

(2)   Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)   Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	June 30, 2012		June 30, 2011
	Amount	Percent	Amount	Percent

Residential:
One-to four-family	$52,626	7.7%	$57,766	7.0%
Construction	2,808	0.4%	4,186	0.5%
Commercial:
Commercial business (1)	79,069	11.6%	104,227	12.6%
Equipment finance leases	3,297	0.5%	6,279	0.8%
Commercial real estate:
Commercial real estate	225,341	33.0%	219,800	26.6%
Multi-family real estate	47,121	6.9%	49,307	6.0%
Construction	12,172	1.8%	13,584	1.7%
Agricultural:
Agricultural real estate	70,796	10.4%	111,808	13.5%
Agricultural business	84,314	12.3%	138,818	16.8%
Consumer:
Consumer direct	21,345	3.1%	20,120	2.4%
Consumer home equity	81,545	11.9%	94,037	11.4%
Consumer overdraft & reserve	3,038	0.4%	3,426	0.4%
Consumer indirect	232	0.0%	2,135	0.3%

Total loans and leases receivable (2)	$683,704	100.0%	$825,493	100.0%

(1) Includes $2,377 and $2,377 tax exempt leases at June 30, 2012 and June 30, 2011, respectively.

(2) Net of undisbursed portion of loans in process and deferred loan fees and discounts.

Deposit Composition

	June 30, 2012		June 30, 2011
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$146,963	16.44%	$132,389	14.82%
Interest bearing checking accounts	138,075	15.45%	113,367	12.69%
Money market accounts	210,298	23.52%	197,624	22.13%
Savings accounts	121,092	13.55%	84,449	9.46%
In-market certificates of deposit	265,009	29.65%	349,606	39.14%
Out-of-market certificates of deposit	12,422	1.39%	15,722	1.76%
Total deposits	$893,859	100.00%	$893,157	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	June 30, 2012		March 31, 2012
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$711,252	5.52%	$743,977	5.32%
Investment securities (2) (3)	386,228	1.39%	364,504	1.31%
Total interest-earning assets	1,097,480	4.07%	1,108,481	4.00%
Noninterest-earning assets	87,482		84,723
Total assets	$1,184,962		$1,193,204

Interest-bearing liabilities:
Deposits:
Checking and money market	$346,690	0.54%	$334,647	0.56%
Savings	128,062	0.30%	133,518	0.27%
Certificates of deposit	282,069	1.39%	297,306	1.49%
Total interest-bearing deposits	756,821	0.82%	765,471	0.87%
FHLB advances and other borrowings	144,380	3.02%	147,401	3.02%
Subordinated debentures payable to trusts	27,837	6.15%	27,837	7.22%
Total interest-bearing liabilities	929,038	1.32%	940,709	1.40%
Noninterest-bearing deposits	124,607		125,909
Other liabilities	34,491		31,057
Total liabilities	1,088,136		1,097,675
Equity	96,826		95,529
Total liabilities and equity	$1,184,962		$1,193,204

Net interest spread (4)		2.75%		2.60%
Net interest margin (4) (5)		2.95%		2.81%
Net interest margin, TE (6)		2.99%		2.84%
Return on average assets (7)		0.61%		0.41%
Return on average equity (8)		7.46%		5.10%

(1)   Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)   Includes federal funds sold and Federal Home Loan Bank stock.

(3)   Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)   Percentages for the three months ended June 30, 2012 and March 31, 2012 have been annualized.

(5)   Net interest income divided by average interest-earning assets.

(6)        Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)   Ratio of net income to average total assets.

(8)   Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Fiscal Years Ended
	June 30, 2012		June 30, 2011
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$772,344	5.47%	$867,346	5.60%
Investment securities (2) (3)	337,488	1.46%	274,011	2.14%
Total interest-earning assets	1,109,832	4.25%	1,141,357	4.77%
Noninterest-earning assets	86,266		83,181
Total assets	$1,196,098		$1,224,538

Interest-bearing liabilities:
Deposits:
Checking and money market	$335,455	0.60%	$283,368	0.56%
Savings	120,285	0.29%	85,053	0.33%
Certificates of deposit	313,174	1.56%	411,918	1.87%
Total interest-bearing deposits	768,914	0.94%	780,339	1.23%
FHLB advances and other borrowings	147,038	3.04%	182,672	3.11%
Subordinated debentures payable to trusts	27,837	6.69%	27,837	6.55%
Total interest-bearing liabilities	943,789	1.44%	990,848	1.72%
Noninterest-bearing deposits	122,759		104,368
Other liabilities	34,141		34,761
Total liabilities	1,100,689		1,129,977
Equity	95,409		94,561
Total liabilities and equity	$1,196,098		$1,224,538

Net interest spread		2.81%		3.05%
Net interest margin (4)		3.03%		3.27%
Net interest margin, TE (5)		3.07%		3.31%
Return on average assets (6)		0.43%		0.06%
Return on average equity (7)		5.41%		0.72%

(1)   Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)   Includes federal funds sold and Federal Home Loan Bank stock.

(3)   Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)   Net interest income divided by average interest-earning assets.

(5)        Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(6)   Ratio of net income to average total assets.

(7)   Ratio of net income to average equity.

HF Financial Corp.

Age Analysis of Past Due Financing Receivables

(Dollars in Thousands)

(Unaudited)

At June 30, 2012

						Nonperforming Loans
						Recorded
						Investment
	Accruing and Nonaccruing Loans					> 90 Days
	30-59 Days	60-89 Days	Greater Than	Total		and	Nonaccrual
	Past Due	Past Due	89 Days	Past Due	Current	Accruing (1)	Balance	Total
Residential:
One-to four-family	$293	$57	$138	$488	$52,138	$107	$31	$138
Construction	—	—	—	—	2,808	—	—	—
Commercial:
Commercial business	576	2,214	817	3,607	75,462	—	1,813	1,813
Equipment finance leases	—	60	17	77	3,220	—	17	17
Commercial real estate:
Commercial real estate	1,077	117	426	1,620	223,721	—	1,254	1,254
Multi-family real estate	—	—	32	32	47,089	—	32	32
Construction	—	—	—	—	12,172	—	—	—
Agricultural:
Agricultural real estate	906	—	500	1,406	69,390	—	11,185	11,185
Agricultural business	981	—	79	1,060	83,254	—	1,169	1,169
Consumer:
Consumer direct	40	—	3	43	21,302	—	3	3
Consumer home equity	185	155	412	752	80,793	—	569	569
Consumer OD & reserve	2	—	—	2	3,036	—	—	—
Consumer indirect	10	—	2	12	220	—	2	2
Total	$4,070	$2,603	$2,426	$9,099	$674,605	$107	$16,075	$16,182

(1)  Loans accruing which are delinquent greater than 90 days have either government guarantees or acceptable loan-to-value ratios

At March 31, 2012

						Nonperforming Loans
						Recorded
						Investment
	Accruing and Nonaccruing Loans					> 90 Days
	30-59 Days	60-89 Days	Greater Than	Total		and	Nonaccrual
	Past Due	Past Due	89 Days	Past Due	Current	Accruing (1)	Balance	Total
Residential:
One-to four-family	$25	$204	$904	$1,133	$55,000	$107	$826	$933
Construction	—	—	—	—	3,089	—	—	—
Commercial:
Commercial business	142	34	599	775	77,752	—	685	685
Equipment finance leases	27	11	—	38	3,733	—	28	28
Commercial real estate:
Commercial real estate	81	346	117	544	236,315	—	1,834	1,834
Multi-family real estate	—	—	32	32	44,447	—	32	32
Construction	—	—	—	—	14,351	—	—	—
Agricultural:
Agricultural real estate	—	611	3,177	3,788	77,230	396	12,470	12,866
Agricultural business	1,341	—	5,052	6,393	77,272	633	4,613	5,246
Consumer:
Consumer direct	27	2	—	29	20,350	—	21	21
Consumer home equity	444	263	242	949	84,459	—	260	260
Consumer OD & reserve	3	4	—	7	2,890	—	—	—
Consumer indirect	5	1	1	7	433	—	1	1
Total	$2,095	$1,476	$10,124	$13,695	$697,321	$1,136	$20,770	$21,906

(1)  Loans accruing which are delinquent greater than 90 days have either government guarantees or acceptable loan-to-value ratios

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin to Net Interest Margin-Tax Equivalent Yield

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Fiscal Years Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011

Net interest income	$8,060	$7,745	$9,022	$33,648	$37,334
Taxable equivalent adjustment	93	83	123	378	500
Adjusted net interest income	8,153	7,828	9,145	34,026	37,834
Average interest-earning assets	1,097,480	1,108,481	1,113,093	1,109,832	1,141,357
Net interest margin, TE	2.99%	2.84%	3.30%	3.07%	3.31%